Exhibit 99.1


                          [F&M BANCORP LOGO]

              F&M BANCORP SETS CLOSING DATE FOR  MERGER

 Frederick, MD, November 20, 1998 -- F&M Bancorp (NASDAQ:FMBN), headquartered in Frederick, MD and Monocacy Bancshares, Inc. (MNOC), headquartered in Taneytown, MD, announced that they intend to complete their planned merger on November 30, 1998, assuming approval of the merger by the stockholders of both companies at their respective meetings on Tuesday November 24, 1998. Assuming a November 30 closing date, the pricing period for determination of the exchange ratio pursuant to the merger agreement would end at the close of business today, November 20, 1998. As previously reported, F&M Bancorp and Monocacy have received all required regulatory approvals for the transaction.